Exhibit 10.11.15

CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT #13

TO

MASTER SERVICES AGREEMENT

This Amendment (“Amendment”) effective September 22, 2010 (“Amendment Effective Date”) is between Synacor, Inc. (“Synacor”) and Embarq Management Company, (“Embarq”) under which the parties hereto mutually agree to modify and amend the Synacor Master Services Agreement, MSA No. MSAX063015TPS, dated December 4, 2006 (“Master Services Agreement”) (including the exhibits, schedules and amendments thereto, the “Agreement”) and the Contract Order to Master Services Agreement Between Embarq Management Company and Synacor, Contact Order No. COXX063016TPS (“Contract Order”) (including the exhibits, schedules and amendments thereto). All terms defined herein shall be applicable solely to this Amendment. Any defined terms used herein, which are defined in the Agreement and not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.0 Topix Content. Under the Agreement, Synacor has been providing certain Content from its Content Provider, Topix. The current provision of such Content allows the User to view the title and first line of the related article. By clicking on the article link, the User is transferred to Topix’s website where they can further access the full article. The parties agree to revise this delivery of Content wherein the Topix Content will still provide the title and first line of the related article on the Embarq Portal, but when the User clicks the related link, the User will be sent directly to the full related article rather than taking the user to Topix’s website as an interim step.

2.0 Fee. Embarq will owe to Synacor a fee of [*] per month for the modification to the delivery of the Topix content described above. Rather than Embarq paying such fee out of pocket, Synacor will deduct such fee from the Embarq’s share of search and advertising revenue each month. The monthly Fee will go into effect at the launch date of the change to service. The launch date is to be mutually agreed to in writing.

3.0 Availability of Content. Nothing herein shall be construed to limit Synacor’s right to remove the Content provided by Topix pursuant to the terms and conditions of the Agreement. In the event such Content must be removed, Synacor will no longer deduct the foregoing fees from Embarq’s share of Search and Advertising Revenue.

4.0 Scope of Amendment: This Amendment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Amendment and all past dealing or industry custom. This Amendment shall be integrated in and form part of the Agreement upon execution. All terms and conditions of the Agreement shall remain unchanged except as expressly modified in this Amendment; and the terms of the Agreement, as modified by this Amendment, are hereby ratified and confirmed. Where the terms of the Agreement conflict with those of this Amendment, however, the terms of

[*] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

this Amendment shall control. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

SYNACOR, INC.		Embarq Management Company

By:	/s/ Sheldon M. Schenlker	By:	/s/ Robert W. Smith II

Name:	Sheldon M. Schenlker	Name:	Robert W. Smith II

Title:	Corporate Controller	Title:	Manager - Sourcing